EXHIBIT 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Announces CEO Succession Plan

•	Joseph Carrabba Announces Plan to Retire as President and CEO by the End of 2013

•	James Kirsch Named Non-Executive Chairman

•	Laurie Brlas to Retire as EVP & President, Global Operations, Effective Immediately

•	Office of the Chairman Formed to Facilitate Smooth Transition

CLEVELAND – July 9, 2013 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today announced that Joseph Carrabba has informed the Board of Directors of his plans to retire as the Company’s president and chief executive officer by Dec. 31, 2013. James Kirsch, who currently serves on Cliffs’ Board as lead director, has been elected non-executive chairman of the Board, effectively immediately, replacing Mr. Carrabba as chairman.

Mr. Carrabba will continue to serve as president and CEO and a Director of the Company until a successor has been elected, after which point he will also step down from the Board. Cliffs’ Board has retained an executive search firm, Heidrick & Struggles, to help identify candidates to lead the Company. To facilitate the transition, Cliffs has formed an Office of the Chairman, led by Mr. Kirsch. The Company also announced today that Laurie Brlas has retired as executive vice president and president, global operations and is leaving the Company, effective immediately.

Mr. Carrabba said, “It has been a privilege to lead this great Company over the last eight years. I am proud of the global operational footprint we have established and believe now is the right time to begin this leadership transition. I look forward to working with the Office of the Chairman during this period as we continue to provide world-class iron ore and coal products to the world’s largest steel markets.”

Mr. Carrabba added, “We thank Laurie for her service over the past seven years as chief financial officer and most recently as executive vice president and president, global operations. We wish her well in her future endeavors.”

Mr. Kirsch said, “We are fortunate to have a strong executive team in place with a deep bench of leadership talent to aid in a seamless transition. On behalf of the entire Board of Directors, I want to thank Joe for his dedication to Cliffs over the last eight years. We greatly appreciate his contributions and look forward to his continued leadership during the transition period ahead.”

Mr. Kirsch continued, “I am honored to have the opportunity to work closely with my fellow board members and Cliffs’ senior management team as non-executive chairman. We are committed to improving our operating performance and increasing our competitiveness in challenging market conditions as we work to create value for our shareholders.”

Second-Quarter 2013 Earnings Conference Call
As previously announced, the Company intends to report its unaudited 2013 second-quarter financial results after the U.S.-market close on Thursday, July 25, 2013. On Friday, July 26, 2013 at 10:00 a.m. ET, Cliffs will conduct a live conference call with securities analysts and institutional investors to discuss the results. Interested parties are invited to listen online at www.cliffsnaturalresources.com. Participants on the call will include; Mr. Carrabba, Terrance Paradie, executive vice president and chief financial officer, and Jessica Moran, director, investor relations.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs’ products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

SOURCE: Cliffs Natural Resources Inc.

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond Cliffs’ control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); and other factors and risks that are set forth in the Company’s most recently filed reports with the Securities and Exchange Commission. In addition, the information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:
Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316

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